CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTING FIRM

We have issued our reports dated June 27, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Rand Logistics Inc. on form 10-KSB for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rand Logistics Inc. on Form S-3 (Nos. 333-143291 and 333-117051).


/s/ Grant Thornton LLP

Hamilton, Canada
June 29, 2007